Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	May 2, 2016	Financial Media

Otter Tail Corporation Announces First Quarter Earnings;

Reaffirms 2016 Earnings Guidance Range, Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2016.

Summary:

•	Consolidated operating revenues were $206.2 million compared with $202.8 million for the first quarter of 2015.

•	Consolidated net income and diluted earnings from continuing operations totaled $14.5 million and $0.38 per share, respectively, compared with $13.8 million and $0.37 per share for the first quarter of 2015.

•	Consolidated net income totaled $14.5 million, or $0.38 per diluted share, compared with $17.9 million and $0.48 per diluted share for the first quarter of 2015, reflecting $0.11 in diluted earnings per share from discontinued operations and the sale of the corporation’s former energy and electrical construction contractor in February 2015.

•	The corporation reaffirms its 2016 earnings guidance range of $1.50 to $1.65 per diluted share.

CEO Overview

“Improved operating margins in our Manufacturing segment partially mitigated the negative impact of significantly warmer than normal weather on retail revenues in our Electric segment in the first quarter of 2016,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “Consequently, our consolidated first quarter earnings were in line with our expectations.”

“The two large transmission projects that are part of Otter Tail Power Company’s plan to grow during the next five years are on schedule and on budget. We are a 50% owner with other regional utilities in the Big Stone South-Brookings line, scheduled for completion in 2017, and the Big Stone South-Ellendale line, scheduled for completion in 2019. Otter Tail Power Company manages the Big Stone South-Ellendale project.

“We anticipate our $858 million in utility capital expenditures from 2016 through 2020, which includes these two important transmission projects and several generation investments, to result in a projected compounded annual growth rate of 8.0% in utility rate base.

“Also important is a positive result in the rate case Otter Tail Power Company filed with the Minnesota Public Utilities Commission (MPUC) in February, seeking permission to increase rates by approximately $19.3 million, or 9.8%. The MPUC granted a 9.56% rate increase on an interim basis, which began April 16, while it considers the overall request. We expect a final determination in 2017. Otter Tail Power Company’s current base rates were established in 2011 based on 2009 costs. Since then, costs incurred to provide customers with electric service have increased. In addition, costs for new environmental technologies, a strengthened delivery system and expiration of integrated transmission agreements should be included in rates. Even with the increase, Otter Tail Power Company’s rates will continue to be among the lowest in the region.

“Year over year net income at BTD, our custom metal fabricator, improved in the first quarter mainly as a result of improved productivity and increased sales of wind tower components. Adverse market conditions continue to impact BTD sales, however, as demand is down across the nation for manufactured equipment in oil and gas extraction and agriculture. In addition, recreational vehicle markets have softened. We expect BTD's expansion into the southeast United States through the acquisition of BTD-Georgia completed in third quarter 2015 and BTD’s Minnesota facilities expansion to enhance earnings when market conditions improve. New services offered in the expansion include a state-of-the-art paint system and enhanced complex assembly capabilities. BTD's customers include some of the world's best known original equipment manufacturers.

“Net income at T.O. Plastics, our thermoforming manufacturer, showed a slight increase over the first quarter of 2015. T.O. Plastics continues to focus on the manufacture and sales of horticulture containers, its primary market.

“A slight increase in quarter-over-quarter net income in our Plastics segment, Northern Pipe Products and Vinyltech, resulted from improved first quarter sales volume that offset a reduction in gross margins on PVC pipe sold. Both companies are efficient, low-cost operators, but they expect continued depressed margins due to price uncertainty.

“We are reaffirming our 2016 diluted earnings per share guidance range of $1.50 to $1.65.”

Cash Flow from Operations, Liquidity and Financing

The corporation’s consolidated cash provided by continuing operations for the quarter ended March 31, 2016 was $22.6 million compared with cash used in continuing operations of $2.1 million for the quarter ended March 31, 2015. Contributing to the increase in cash provided by continuing operations between the quarters was a $19.4 million decrease in cash used for working capital items and a $4.5 million increase in net income from continuing operations net of non-cash depreciation and amortization expenses. The following table presents the status of the corporation’s lines of credit as of March 31, 2016:

(in thousands)	Line Limit	In Use On March 31, 2016	Restricted due to Outstanding Letters of Credit	Available on March 31, 2016	Available on December 31, 2015
Otter Tail Corporation Credit Agreement	$150,000	$20,880	$—	$129,120	$90,334
Otter Tail Power Company Credit Agreement	170,000	22,056	—	147,944	148,694
Total	$320,000	$42,936	$—	$277,064	$239,028

On February 5, 2016 the corporation borrowed $50 million under a Term Loan Agreement at an interest rate based on the 30 day LIBOR plus 90 basis points and used the proceeds to pay down borrowings under the Otter Tail Corporation Credit Agreement that were used to fund the expansion of BTD’s Minnesota facilities in 2015 and to fund the September 1, 2015 acquisition of BTD-Georgia.

Board of Directors Declared Quarterly Dividend

On May 2, 2016 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3125 per share. This dividend is payable June 10, 2016 to shareholders of record on May 13, 2016.

Segment Performance Summary

Electric

	Three Months ended March 31,
(in thousands)	2016	2015	Decrease
Revenues	$112,994	$113,547	$(553)
Net Income	$12,538	$13,178	$(640)

The following table shows Heating Degree Days as a percent of normal:

	Three Months ended March 31,
	2016	2015
Heating Degree Days	81.8%	97.2%

Retail electric revenues decreased $3.0 million as a result of:

•	A $5.5 million decrease in revenues from the recovery of fuel and purchased power costs mainly due to a 29.3% decrease in the price per kilowatt-hour (kwh) of electricity purchased for retail customers.

•	A $2.2 million decrease in revenues related to lower kwh sales mainly due to milder weather in the first quarter of 2016, reflective of a 15.8% decrease in heating degree days between the quarters.

•	A $1.0 million decrease in revenues due to lower sales to residential customers in North Dakota and Minnesota and lower sales to commercial customers in North Dakota.

offset by:

•	A $2.4 million increase in revenues related to a 48.1% increase in kwh sales to industrial customers, mainly pipeline operators.

•	A $1.3 million increase in Environmental Costs Recovery rider revenue due to the recovery of additional investment and costs related to the operation of the air quality control system (AQCS) at Big Stone Plant that was placed in service in December 2015.

•	A $1.2 million increase in Transmission Costs Recovery (TCR) rider revenues related to increased investment in transmission plant.

•	A $0.6 million net increase in Conservation Improvement Program (CIP) cost recovery and incentive revenues mainly related to recovery of increased program costs.

•	A $0.2 million increase in North Dakota Renewable Resource Adjustment (NDRRA) rider revenues related to a 19.9% reduction in kwh generation from company-owned wind turbines eligible for federal Production Tax Credits (PTCs) due to lower wind speeds in the first quarter of 2016, which resulted in fewer PTC-related benefits being passed back to customers through the NDRRA in the first quarter of 2016.

Other electric revenues increased $2.7 million as a result of an increase in Midcontinent Independent System Operator, Inc. (MISO) accrued transmission tariff revenues related to increased investment in regional transmission lines and driven in part by returns on and recovery of CapX2020 and MISO designated Multi-Value Project (MVP) investment costs and operating expenses.

Production fuel costs increased $1.1 million as a result of a 4.9% increase in kwhs generated from our steam-powered and combustion turbine generators. Coyote Station generated more kwhs compared to the first quarter of 2015 when it was operating at reduced load due to a December 2014 boiler feed pump failure and ensuing fire. Big Stone Plant generated more kwhs in the first quarter of 2016 compared to the first quarter of 2015 when it was shut down for a planned maintenance outage during March 2015.

The cost of purchased power to serve retail customers decreased $6.8 million due to a 29.3% decrease in the cost per kwh purchased. The decreased cost per kwh purchased was driven by lower market demand mainly resulting from the milder winter weather in 2016 and lower prices for natural gas used in the generation of electricity in the first quarter of 2016 compared with the first quarter of 2015.

Electric operating and maintenance expenses increased $2.5 million as a result of:

•	A 1.0 million expense for first quarter 2016 transmission costs related to a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and joining the Southwest Power Pool.

•	A $0.9 million increase in MISO transmission service charges related to increasing investments in regional CapX2020 and MISO-designated MVP transmission projects.

•	A $0.8 million increase in CIP program expenditures.

•	A $0.6 million increase in pollution control reagent expenses incurred to comply with federal emissions laws and regulations and for the initial operations of Big Stone Plant’s AQCS in the first quarter of 2016.

•	A $1.0 million increase in expenditures for vegetation maintenance and other items.

offset by:

•	A $1.2 million net reduction in generation plant maintenance costs, mainly related to Big Stone Plant incurring higher maintenance costs in the first quarter of 2015 while offline for major maintenance in March 2015.

•	A $0.6 million reduction in labor benefit costs related to a decrease in corporate expenses billed to Otter Tail Power Company.

Depreciation expense increased $2.4 million due to the AQCS at Big Stone Plant being placed in service at the end of December 2015 along with increased investment in transmission plant with the final phases of the Fargo-Monticello and Brookings-Southeast Twin Cities 345 kilovolt transmission lines placed in service near the end of the first quarter of 2015. Property tax expense increased $0.2 million as a result of property additions in Minnesota and North Dakota in 2015.

Manufacturing

	Three Months ended March 31,
(in thousands)	2016	2015	Increase
Revenues	$59,820	$56,759	$3,061
Net Income	$1,853	$1,184	$669

At BTD, revenues increased $3.9 million, including:

•	Revenue of $7.8 million earned in the first quarter of 2016 at BTD-Georgia, which was acquired in September 2015.

•	A $1.7 million increase in revenues mainly related to the production of wind tower components.

•	A $1.4 million increase in revenues from tooling production and sales.

offset by:

•	A $6.4 million decrease in revenue related to lower sales to manufacturers of recreational and agricultural equipment due to softness in end markets served by those manufacturers.

•	A $0.6 million decrease in revenue from sales of scrap metal due to a reduction in scrap metal prices.

Cost of products sold at BTD increased $1.1 million. This included $6.6 million in cost of products sold at BTD-Georgia in the first quarter of 2016, offset by a $5.5 million net decrease in cost of products sold at BTD’s other facilities. The $5.5 million decrease is related to the decrease in sales to recreational and agricultural product manufacturers and to productivity improvements, partially offset by an increase in costs of products sold at BTD’s Illinois plant. Operating expenses at BTD increased $0.3 million, primarily due to $0.8 million in operating expenses incurred at BTD-Georgia in the first quarter of 2016, offset by a $0.5 million decrease in operating expenses at BTD’s other facilities as a result of reductions in labor-related costs. Depreciation and amortization expenses at BTD increased $1.2 million, including $0.8 million at BTD-Georgia in the first quarter of 2016 and a $0.4 million increase as a result of BTD placing new assets in service in Minnesota. BTD’s interest expenses, income taxes and net income increased $0.2 million, $0.5 million and $0.6 million, respectively, in the first quarter of 2016 compared with the first quarter of 2015.

At T.O. Plastics, revenues decreased $0.8 million reflecting:

•	A $1.0 million decrease in industrial market sales primarily as a result of a customer insourcing product into its own manufacturing facilities.

Offset by:

•	A $0.3 million increase in revenue from sales of horticultural containers.

A $0.7 million decrease in cost of products sold related to the decrease in sales and $0.2 million decrease in selling expenses resulted in a slight increase in after-tax net income at T.O. Plastics between the quarters.

Plastics

	Three Months ended March 31,
(in thousands)	2016	2015	Increase
Revenues	$33,437	$32,552	$885
Net Income	$2,152	$2,120	$32

The increase in revenues is the result of an 18.5% increase in pounds of polyvinyl chloride (PVC) pipe sold, mostly offset by a 13.3% decrease in the price per pound of pipe sold. The Plastics segment reported increased sales in the southwest and central regions of the United States. Cost of products sold increased $0.8 million due to the increase in sales volume, mostly offset by a 13.1% decrease in the cost per pound of PVC pipe sold. The decreases in revenue per pound of pipe sold and costs per pound of pipe sold are both related to a decrease in resin costs between the quarters.

Corporate

Corporate costs net-of-tax decreased $0.6 million between the quarters due to the following:

•	A $0.8 million net-of-tax decrease in labor and benefit costs related to a reduction in employee count and lower stock compensation and performance incentive expenses.

•	A $0.3 million net-of-tax reduction in contracted services.

offset by:

•	A $0.5 million net-of-tax decrease in corporate costs allocated to the Electric segment mainly related to the reductions in labor and benefit costs.

Discontinued Operations

Following are summary presentations of the results of discontinued operations for the three month periods ended March 31:

(in thousands)	2016	2015
Operating Revenues	$—	$18,724
Operating Expenses	(50)	22,141
Goodwill Impairment Charge	—	1,000
Operating Income (Loss)	50	(4,417)
Other Deductions	—	(31)
Income Tax Expense (Benefit)	20	(1,376)
Net Income (Loss) from Operations	30	(3,072)
Gain on Disposition Before Taxes	—	12,042
Income Tax Expense on Disposition	—	4,816
Net Gain on Disposition	—	7,226
Net Income	$30	$4,154

On February 28, 2015 the corporation sold the assets of AEV, Inc., its former energy and electrical construction contractor, resulting in a first quarter 2015 net gain on the sale of $7.2 million. On April 30, 2015 the corporation sold Foley Company (Foley), its former water, wastewater, power and industrial construction contractor. AEV, Inc, and Foley entered into fixed-price construction contracts. Revenues under these contracts were recognized on a percentage-of-completion basis. The method used to determine the percentage of completion was based on the ratio of costs incurred to total estimated costs on construction projects in progress. In the first quarter of 2015, an increase in estimated costs in excess of previous period cost estimates on one large job in progress at Foley resulted in pretax charges of $2.3 million. Foley also recorded a $1.0 million goodwill impairment charge based on adjustments to its carrying value in the first quarter of 2015. Residual activities of the corporation’s former dock and boatlift company and former wind tower manufacturing business, which were sold in 2013 and 2012, respectively, are also included in discontinued operations.

2016 Business Outlook

The corporation is reaffirming its consolidated diluted earnings per share guidance for 2016 to be in the range of $1.50 to $1.65. This guidance reflects the current mix of businesses owned by the corporation, considers the cyclical nature of some of the corporation’s businesses and reflects current economic challenges facing the corporation’s Manufacturing and Plastics segments, as well as plans and strategies for improving future operating results. The corporation expects capital expenditures for 2016 to be $175 million compared with $160 million in capital expenditures in 2015. Major projects in the corporation’s planned expenditures for 2016 include investments in two large transmission line projects for the Electric segment, which are expected to positively impact earnings and provide an immediate return on capital.

Segment components of the corporation’s 2016 earnings per share initial and revised guidance range compared with 2015 actual earnings are as follows:

	2015 EPS	2016 Guidance February 8, 2016		2016 Guidance Revised May 2, 2016
Diluted Earnings Per Share	by Segment	Low	High	Low	High
Electric	$1.29	$1.29	$1.32	$1.29	$1.32
Manufacturing	$0.11	$0.11	$0.15	$0.12	$0.16
Plastics	$0.32	$0.26	$0.30	$0.24	$0.28
Corporate	($0.16)	($0.16)	($0.12)	($0.15)	($0.11)
Total – Continuing Operations	$1.56	$1.50	$1.65	$1.50	$1.65
Expected Return on Equity		9.3%	10.2%	9.3%	10.2%

Contributing to the corporation’s earnings guidance for 2016 are the following items:

•	The corporation expects 2016 Electric segment net income to be slightly higher than 2015 segment net income based on:

o	Normalized weather for the remainder of 2016.

o	Constructive outcome of the rate case filed in Minnesota in February 2016.

o	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades and transmission riders related to the Electric segment’s continuing investments in its share of the MVPs in South Dakota.

o	Meeting forecasted sales to pipeline and commercial customers.

o	A decrease in pension costs as a result of an increase in the discount rate from 4.35% to 4.76%.

offset by:

o	The effect of the 2015 adoption of bonus depreciation for income taxes reducing projected earnings from Electric segment operations by $0.06 per share in 2016.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o	Higher short-term interest costs as major construction projects continue to be funded.

o	Increased operating expenses associated with reagents and employee expenses.

o	Increased transmission expenses associated with termination of historic integrated transmission agreements.

•	The corporation is raising its guidance for 2016 net income from its Manufacturing segment based on strong first quarter results, driven by improved productivity despite softening end markets, and continued focus on improved productivity and cost reductions for the remainder of the year. In spite of softening end markets, the corporation expects 2016 net income from its Manufacturing segment to increase over 2015 due to:

o	An increase at BTD due to increases in sales volume as a result of having BTD-Georgia in place for a full year. Full year sales for BTD-Georgia are now estimated to be $30 million compared with original expectations of $33 million. The decline is due to continued softness in end markets served by the BTD-Georgia location.

o	Excluding the full year impact of BTD-Georgia, revenues are now expected to decline approximately 2%, compared with an original growth expectation of 7%. This change is due to challenging market conditions impacting end markets served by BTD. BTD has significant exposure to the agriculture, oil and gas and recreational vehicle end markets, all of which are forecasted to be down in 2016 compared to 2015.

o	Improved margins on parts and tooling sales given improved productivity across all of BTD’s locations as a result of lower expediting costs, costs of quality and maintenance expenses. These increases are expected to be offset by higher facility costs associated with BTD’s expansion of its square footage.

o	Scrap revenues, based on current commodity prices for scrap steel, are expected to be down in 2016 compared to 2015 given the excess capacity in the steel industry and the impact of low prices from imported steel.

o	A decrease in earnings from T.O. Plastics mainly driven by an expected decrease in operating margins due to a shift in product mix relating to a customer bringing a product back into its own manufacturing facilities.

o	Backlog for the manufacturing companies of approximately $102 million for 2016 compared with $106 million one year ago.

•	The corporation is lowering its guidance for 2016 net income for the Plastics segment as announced resin price increases in the second quarter are not expected to be fully passed on in sales prices due to current competitive pricing conditions. 2016 net income from this segment is expected to be down from 2015 with lower expected operating margins due to tighter spreads between raw material costs and sales prices, along with higher labor and freight costs.

•	The corporation expects lower corporate costs than originally estimated for 2016 due to continued cost reduction efforts.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, May 3, 2016, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on the corporation’s website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2016 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2016. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

•	Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

•	The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	The corporation relies on its information systems to conduct its business and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on the corporation’s business and results of operations.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	The corporation’s plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2016 and 2015 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended March 31,
	2016	2015
Operating Revenues by Segment
Electric	$112,994	$113,547
Manufacturing	59,820	56,759
Plastics	33,437	32,552
Intersegment Eliminations	(9)	(17)
Total Operating Revenues	206,242	202,841
Operating Expenses
Fuel and Purchased Power	32,586	38,291
Nonelectric Cost of Products Sold (depreciation included below)	72,639	71,498
Electric Operating and Maintenance Expense	40,018	37,527
Nonelectric Operating and Maintenance Expense	11,455	12,463
Depreciation and Amortization	18,289	14,535
Property Taxes - Electric	3,679	3,502
Total Operating Expenses	178,666	177,816
Operating Income (Loss) by Segment
Electric	23,228	23,163
Manufacturing	3,855	2,530
Plastics	3,747	3,615
Corporate	(3,254)	(4,283)
Total Operating Income	27,576	25,025
Interest Charges	7,994	7,743
Other Income	400	572
Income Tax Expense – Continuing Operations	5,492	4,073
Net Income (Loss) by Segment – Continuing Operations
Electric	12,538	13,178
Manufacturing	1,853	1,184
Plastics	2,152	2,120
Corporate	(2,053)	(2,701)
Net Income from Continuing Operations	14,490	13,781
Discontinued Operations
Income (Loss) - net of Income Tax Expense (Benefit) of $20 in 2016 and $1,376 in 2015	30	(2,072)
Impairment Loss - net of Income Tax Benefit of $0 in 2015	—	(1,000)
Gain on Disposition - net of Income Tax Expense of $4,816 in 2015	—	7,226
Net Income from Discontinued Operations	30	4,154
Net Income	$14,520	$17,935
Average Number of Common Shares Outstanding
Basic	37,936,943	37,243,118
Diluted	38,045,208	37,497,881
Basic Earnings Per Common Share:
Continuing Operations	$0.38	$0.37
Discontinued Operations	—	0.11
	$0.38	$0.48
Diluted Earnings Per Common Share:
Continuing Operations	$0.38	$0.37
Discontinued Operations	—	0.11
	$0.38	$0.48

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	March 31,	December 31,
	2016	2015

Current Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable:
Trade—Net	73,521	62,974
Other	7,104	9,073
Inventories	85,410	85,416
Unbilled Revenues	16,476	17,869
Income Taxes Receivable	—	4,000
Regulatory Assets	18,636	18,904
Other	8,746	8,453
Total Current Assets	209,893	206,689

Investments	8,411	8,284
Other Assets	33,014	32,784
Goodwill	39,732	39,732
Other Intangibles—Net	15,266	15,673
Regulatory Assets	124,933	127,707

Plant
Electric Plant in Service	1,824,137	1,820,763
Nonelectric Operations	207,757	201,343
Construction Work in Progress	98,995	79,612
Total Gross Plant	2,130,889	2,101,718
Less Accumulated Depreciation and Amortization	728,781	713,904
Net Plant	1,402,108	1,387,814
Total	$1,833,357	$1,818,683

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	March 31,	December 31,
	2016	2015

Current Liabilities
Short-Term Debt	$42,936	$80,672
Current Maturities of Long-Term Debt	52,457	52,422
Accounts Payable	89,826	89,499
Accrued Salaries and Wages	13,192	16,182
Accrued Taxes	15,985	14,827
Other Accrued Liabilities	16,401	15,416
Liabilities of Discontinued Operations	2,098	2,098
Total Current Liabilities	232,895	271,116

Pensions Benefit Liability	95,122	104,912
Other Postretirement Benefits Liability	48,923	48,730
Other Noncurrent Liabilities	23,181	23,854

Deferred Credits
Deferred Income Taxes	213,049	207,669
Deferred Tax Credits	24,092	24,506
Regulatory Liabilities	78,007	77,432
Other	10,567	11,595
Total Deferred Credits	325,715	321,202

Capitalization
Long-Term Debt—Net	493,801	443,846

Cumulative Preferred Shares	—	—

Cumulative Preference Shares	—	—

Common Equity
Common Shares, Par Value $5 Per Share	190,357	189,286
Premium on Common Shares	298,465	293,610
Retained Earnings	128,656	126,025
Accumulated Other Comprehensive Loss	(3,758)	(3,898)
Total Common Equity	613,720	605,023
Total Capitalization	1,107,521	1,048,869
Total	$1,833,357	$1,818,683

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Three Months Ended March 31,
In thousands	2016	2015
Cash Flows from Operating Activities
Net Income	$14,520	$17,935
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Net Gain from Sale of Discontinued Operations	—	(7,226)
Net (Income) Loss from Discontinued Operations	(30)	3,072
Depreciation and Amortization	18,289	14,535
Deferred Tax Credits	(414)	(470)
Deferred Income Taxes	5,330	7,038
Change in Deferred Debits and Other Assets	2,825	3,538
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	3,363	41
Allowance for Equity/Other Funds Used During Construction	(95)	(256)
Change in Derivatives Net of Regulatory Deferral	—	(59)
Stock Compensation Expense – Equity Awards	489	623
Other—Net	15	206
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(7,478)	(11,288)
Change in Inventories	6	688
Change in Other Current Assets	(773)	1,270
Change in Payables and Other Current Liabilities	(5,840)	(20,185)
Change in Interest and Income Taxes Receivable/Payable	2,400	(1,549)
Net Cash Provided by (Used in) Continuing Operations	22,607	(2,087)
Net Cash Provided by (Used in) Discontinued Operations	30	(6,263)
Net Cash Provided by (Used in) Operating Activities	22,637	(8,350)
Cash Flows from Investing Activities
Capital Expenditures	(24,855)	(35,738)
Proceeds from Disposal of Noncurrent Assets	682	1,292
Cash Used for Investments and Other Assets	(1,425)	(3,492)
Net Cash Used in Investing Activities - Continuing Operations	(25,598)	(37,938)
Net Proceeds from Sale of Discontinued Operations	—	21,343
Net Cash Used in Investing Activities - Discontinued Operations	—	(1,759)
Net Cash Used in Investing Activities	(25,598)	(18,354)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(666)	(1,236)
Net Short-Term (Repayments) Borrowings	(37,736)	37,798
Proceeds from Issuance of Common Stock – net of Issuance Expenses	3,415	4,697
Payments for Retirement of Capital Stock	(53)	(1,239)
Proceeds from Issuance of Long-Term Debt	50,000	—
Short-Term and Long-Term Debt Issuance Expenses	(58)	(4)
Payments for Retirement of Long-Term Debt	(52)	(49)
Dividends Paid and Other Distributions	(11,889)	(11,498)
Net Cash Provided by Financing Activities – Continuing Operations	2,961	28,469
Net Cash Used in Financing Activities – Discontinued Operations	—	(1,178)
Net Cash Provided by Financing Activities	2,961	27,291
Net Change in Cash and Cash Equivalents – Discontinued Operations	—	(430)
Net Change in Cash and Cash Equivalents	—	157
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$157